Exhibit 99.1

Safeguard Scientifics Announces completion of acquisition OF ITS OWNERSHIP INTERESTS IN flashtalking and commencment of tender offer to purchase up to $35 million of its common stock

Radnor, PA, September 2, 2021 — Safeguard Scientifics, Inc. (NYSE:SFE) (“Safeguard,” “SFE” or the “Company”) today announced that the previously announced acquisition of its ownership interest in Flashtalking was completed resulting in cash proceeds to Safeguard of approximately $44.8 million. The Company may receive additional amounts of up to approximately $0.8 million over the next 24 months from the resolution of escrow contingencies.

Safeguard is also announcing today the commencement of a modified “Dutch auction” self-tender offer to purchase for cash up to $35 million in value of shares of its common stock at a price within (and including) the range of $7.90 to $9.00 per share. The closing price of SFE’s common stock on Wednesday September 1, 2021, the last full trading day prior to the commencement of the tender offer, was $7.88 per share. SFE intends to finance the tender offer with cash proceeds from the sale of its ownership interest in Flashtalking.

“Today’s announcement represents a significant achievement as we are committed to returning value to Safeguard’s shareholders when our liquidity exceeds what is needed to operate and support our portfolio,” said Safeguard CEO Eric C. Salzman.  “As we work closely with our remaining portfolio companies, we will continue to explore all avenues to maximize value for our shareholders.”

The tender offer will expire at 5:00 pm, Eastern Time, on Friday, October 1, 2021, unless extended by SFE. Tenders of SFE’s common stock must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer. The modified “Dutch auction” will allow shareholders to indicate how many shares and at what price or prices within SFE’s specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering shareholders, a determination will be made as to the lowest price per share within the range that will enable SFE to purchase up to $35 million of its common stock or a lesser amount if the offer is not fully subscribed. SFE also reserves the right to purchase up to an additional 2% of its shares outstanding pursuant to and without amending or extending the tender offer.

Certain Information Regarding the Tender Offer

Georgeson Securities Corporation is acting as the dealer manager for the tender offer and Georgeson LLC will serve as information agent. The depositary is Computershare Trust Company, N.A. For more information about the tender offer, please contact Georgeson LLC at (800) 676-0098.

While SFE’s board of directors has authorized the tender offer, none of SFE, its directors and officers, the dealer manager or the information agent is making any recommendation to shareholders on whether or not to tender their shares. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which to tender them. In doing so, shareholders should read carefully the information in the Offer to Purchase and the Letter of Transmittal relating to the tender offer that are being distributed to shareholders and filed with the Securities and Exchange Commission today. Shareholders are urged to discuss their decision with their tax advisors, financial advisors and/or brokers.

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of SFE’s common stock. The offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, as they may be amended or supplemented. Shareholders and investors are urged to read SFE’s Tender Offer Statement on Schedule TO, which is being filed with the Securities and Exchange Commission in connection with the tender offer and includes as exhibits the Offer to Purchase, the related Letter of Transmittal and other offer materials, as well as any amendments or supplements to the Schedule TO when they become available, because they contain important information. Each of these documents has been or will be filed with the Securities and Exchange Commission, and investors may obtain them for free from the Securities and Exchange Commission at its website (www.sec.gov) or from Georgeson LLC, the information agent for the tender offer, by telephone toll-free at (800) 676-0098 or in writing to 1290 Avenue of the Americas, 9th Floor, New York, NY 10104.

About Safeguard Scientifics

Historically, Safeguard Scientifics has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. Safeguard is currently pursuing a focused strategy to value-maximize and monetize its ownership interests over a multi-year time frame to drive shareholder value. For more information, please visit www.safeguard.com.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements.” Our forward-looking statements are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements related to the terms of the tender offer and Safeguard’s ability to complete the tender offer, statements regarding Safeguard’s ability to maximize the value of monetization opportunities of its ownership interests and drive total shareholder returns. Safeguard’s initiatives taken or contemplated to enhance and unlock value for all of its shareholders, Safeguard’s efforts to execute on and implement its strategy to streamline its organizational structure, reduce its operating costs, pursue monetization opportunities for ownership interests and maximize the return of value to its shareholders, Safeguard’s ability to create, unlock, enhance and maximize shareholder value, the effect of Safeguard’s management succession plan on driving increased organizational effectiveness and efficiencies, the ability of the management team to execute Safeguard’s strategy, the availability of, the timing of, and the proceeds that may ultimately be derived from the monetization of ownership interests, Safeguard’s projections regarding the reduction in its ongoing operating expenses, Safeguard’s projections regarding annualized operating expenses and expected severance expenses, monetization opportunities for ownership interests, and the amount of net proceeds from the monetization of ownership interests that will enable the return of value to Safeguard shareholders after satisfying working capital needs and the timing of such return of value. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict. Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include, among others, the price and amount of shares purchased pursuant to the tender offer, the possibility that conditions to completion of the tender offer are not satisfied, our ability to make good decisions about the monetization of our ownership interests for maximum value or at all and the return of value to our shareholders, our ability to successfully execute on our strategy to streamline our organizational structure and align our cost structure to increase shareholder value, whether our strategy will better position us to focus our resources on the highest-return opportunities and deliver enhanced shareholder value, the ongoing support of our existing ownership interests, the fact that our companies may vary from period to period, challenges to achieving liquidity from our ownership interests, fluctuations in the market prices of our publicly traded holdings, if any, competition, our inability to obtain maximum value for our ownership interests, our ability to attract and retain qualified employees, market valuations in sectors in which our ownership interests operate, our inability to control our ownership interests, our need to manage our assets to avoid registration under the Investment Company Act of 1940, risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity that may adversely affect our business, and risks associated with our ownership interests, including the fact that most of our ownership interests have a limited operating history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past operational and financial performance should not be relied on as an indication of future performance. For further details regarding the risks to the tender offer, you should read our filings with the Securities and Exchange Commission related to the tender offer, including Schedule TO and the documents referred to therein. Further information on the above risk factors and other potential factors that could affect our future business, operating results and financial condition is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and other periodic filings with the Securities and Exchange Commission, including risks under the heading “Risk Factors.” The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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SAFEGUARD CONTACT:

Mark Herndon

Chief Financial Officer

(610) 975-4913

mherndon@safeguard.com